SCANA CORPORATON INVESTOR PLUS PLAN                         AUTHORIZATION FORM

1. Select the option that indicates the type of stock to be enrolled in the Plan. [] COMMON STOCK [] PREFERRED STOCK (Specify series)
_______________

2. Indicate how you with to participate in the Plan. See information in our prospectus for further explanation of the options.

        [] TOTAL REINVESTMENT - Reinvest dividends on all shares held by me in certificate form and all shares held by the Company.

        [] PARTIAL REINVESTMENT - Pay a portion of my dividends in cash and reinvest the remaining dividends. Select appropriate box(es) below.

        [] Reinvest dividends on all shares held by me in certificate form.
        [] Reinvest dividends on all shares held by the Company.

        [] Pay cash dividends on all shares held by me in cert form.
        [] Pay cash dividends on all shares held by the Company.

        [] Pay cash dividends on __________ shares held by me in cert form.
        [] Pay cash dividends on _________ shares held by the Company.

        [] Check this box if you would like to receive and Electronic Funds Transfer form to have dividends deposited directly into your bank account.

                     ALL ACCOUNT OWNERS MUST SIGN THIS FORM

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   Signature                                      Signature